Exhibit 4.11

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL.

PROTOCOL

1-PARTIES

1.1Lessor:

MEGEYE TEKSTİL SAN. VE TİC. A.Ş. (ESKİ UNVAN: MEGEYE LOJİSTİK A.Ş.)

Burhaniye Mahallesi, Kanuni Sultan Süleyman Sok., Mabeyin Konakları, Villa F, Üsküdar - İstanbul

1.2Lessee:

D-MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş.

Kuştepe Mah., Mecidiyeköy Yolu Cad., No:12 Trump Towers 2. Kule K:2 Şişli - İstanbul

Each Party is referred to as a “Party” and together as the “Parties”.

2-SUBJECT OF THE PROTOCOL:

2.1.The subject matter of this Protocol is the amendment of the provisions of the Lease Agreement notarized on 07.04.2014 and numbered 06684 of Beşiktaş Public Notary and the Additional Agreement notarized on 11.09.2015 and numbered 08083 of Beyoğlu 58th Public Notary (together referred to as the “Agreement”) signed between the parties within the scope specified in this Protocol.

3-PROVISIONS:

3.1.The parties have agreed on the adaptation of the rental fee by increasing the total rental fee determined under the Agreement by [***] in the total rental fee of [***] per month for the 2021-2022 lease year by the Lessee and in this context, the total rental fee will be paid as [***] per month from 01.02.2022 to 01.08.2022.

3.2.The payments were realized by the Lessee over these amounts in the specified date range and the Lessee did not have any rent debt for the relevant period. This time, on 01.08.2022, which is the rent increase period, the increase rate will be applied as [***] and the monthly rent of [***] corresponding to this increase rate will be paid until the end of December 2022. The parties have agreed that the last rent determined during the rent increase period will be increased by [***] between January 01, 2023 - 01.08.2023 and the monthly rent will be paid as [***] “Adapted Rent” within the specified period. The 2023 rent increase will be applied over this amount.

3.3.For the avoidance of doubt, the monthly rent to be applied for the next lease year starting from 01.08.2023 will be determined by increasing the Adapted Rental Price based on the rate of change in the consumer price index (CPI) determined by the Turkish Statistical Institute according to the twelve-month averages. In the following lease years, the monthly rent to be applied for each year will be determined by increasing the last paid monthly rent based on the rate of change in the consumer price index (CPI) determined by the Turkish Statistical Institute according to the twelve-month averages.

3.4.The Lessor irrevocably accepts, declares and undertakes that it shall not request any increase or adaptation, right or receivable claim regarding the rental price within the scope of any legislation, including but not limited to the 6098 Turkish Code of Obligations, due to the adaptation made regarding the rental price in accordance with the Protocol, and shall not file a lawsuit, the adapted rental price does not have retroactive effect and will not be applied as retroactive adaptation and increase and that it will not claim any rights and receivables retrospectively in this context, and that it does not have any receivables regarding the rental price as of the date of this Protocol.

3.5.This Protocol herein is an annex to and an integral part of the Agreement and, except as provided in the Protocol, the provisions of the Agreement shall apply mutatis mutandis. In the event of any conflict between the provisions of the Agreement and the Protocol, the provisions of this Protocol shall be deemed valid and binding on the Parties and shall apply.

3.6.This Protocol has been issued in two copies and the Stamp Duty and Notary fees, if any, will be shared equally by the Parties in half, and the said fees will be paid by the Lessee, the amount corresponding to half will be invoiced to the Lessor and the invoiced amount will be paid to the Lessee by the Lessor.

This Protocol was drawn up and signed by the Parties and entered into force on 15.08.2022.

Lessee	Lessor
D- Market Elek. Hiz. Ve Tic. A.Ş.	Megeye Tekstil San. Ve Tic. A.Ş.
(signed on seal)	(signed on seal)